EXHIBIT 99.1

Christopher Micklas Joins Houston Wire & Cable Company as the New Vice President and Chief Financial Officer

HOUSTON, April 13, 2018 (GLOBE NEWSWIRE) -- Houston Wire & Cable Company (Nasdaq: HWCC), a leading supplier of electrical cable, steel wire rope, and stainless steel fasteners, announced today the appointment of Mr. Christopher M. Micklas as its Vice President and Chief Financial Officer, effective April 16, 2018. Mr. Micklas will also serve as the Company’s principal accounting officer.

Mr. Micklas, 51, brings 29 years of public and private company experience in finance and operations to HWCC. Mr. Micklas spent 13 years with the General Electric Company in senior finance and business development roles, and 7 years with the Shell Oil Company in senior finance roles. In 2008, he was named Chief Financial Officer of Ennis Paint, and in 2010, he became Director of Finance for the $20 billion exploration division of BG Group. Most recently Mr. Micklas was Chief Financial Officer for Par Pacific Holdings (NYSE:PARR), a $2.5 billion holding company with refining, logistics & distribution, marketing/trading operations, and E&P assets. Mr. Micklas holds a BS in Finance from Siena College in Loudonville, New York.

Mr. James L. Pokluda III, HWCC’s President & Chief Executive Officer commented: “Chris is an excellent addition to the HWCC team. He is a seasoned executive with significant experience in senior finance roles in both public and private companies in multiple industries. We are delighted that he has joined our team, and we are looking forward to his contributions as we execute our strategic plan and multiple business development initiatives.”

About the Company

With 43 years’ experience in the industry, Houston Wire & Cable Company, an industrial distributor, is a large provider of products in the U.S market. Headquartered in Houston, Texas, the Company has sales and distribution facilities strategically located throughout the United States.

Standard stock items available for immediate delivery include continuous and interlocked armor cable; instrumentation cable; medium voltage cable; high temperature wire; portable cord; power cable; primary and secondary aluminum distribution cable; private branded products, including LifeGuard™, a low-smoke, zero-halogen cable; mechanical wire and cable and related hardware, including wire rope, lifting products and synthetic rope and slings; corrosion resistant fasteners, hose clamps, and rivets.

Comprehensive value-added services include same-day shipping, knowledgeable sales staff, inventory management programs, just-in-time delivery, logistics support, customized online ordering capabilities and 24/7/365 service.

CONTACT:

Direct: 713.609.2227

Fax: 713.609.2168

kdraper@houwire.com